Exhibit 99.2

Santa Lucia Bancorp
Announces a
25% Increase in
Cash Dividends

The Board of Directors of Santa Lucia Bancorp approved a 25-cent per share cash dividend to shareholders of record as of September 30, 2007 to be paid on or about October 20, 2007.

This is the third cash dividend paid by Santa Lucia Bancorp, continuing the tradition of Santa Lucia Bank, a wholly owned subsidiary, that has paid cash dividends for 18 consecutive years.

The last cash dividend of 20 cents per share was paid to shareholders of record as of March 31, 2007.

7480 EI Camino Real         Atascadero          466-7087